Exhibit 10.4

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT (PERFORMANCE-BASED)

Unless otherwise defined herein, the terms defined in the 2019 Inducement Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement (Performance-Based) including Exhibit A, which includes the special provisions for Participant’s country of residence, if any (collectively, the “Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Name of Participant: [NAME]

Participant has been granted the right to receive Restricted Stock Units, subject to the terms and conditions of the Plan and the Agreement as follows:

Grant Number	[NUMBER]

Date of Grant	[DATE]

Maximum Number of Restricted Stock Units	[NUMBER][1]

Target Number of Restricted Stock Units	[NUMBER]

Vesting Schedule:

Subject to any accelerated vesting provisions contained in the Plan or set forth herein, the Restricted Stock Units will vest in accordance with the following schedule:

General

The number of Restricted Stock Units subject to the Award that will become eligible for time-based vesting as set forth below will depend upon both the (i) Company’s Average Annual Customer Licensing Income Growth (as defined below), and (ii) the Company’s Total Stockholder Return (as defined below) as compared to the Total Stockholder Return (as defined below) of each Benchmark Company (as defined below) (the “TSR Goal”), both for the Performance Period (as defined below) and will be determined in accordance with this Agreement.

[1]	NTD: This should be 200% of the Target Number of Restricted Stock Units

The “Performance Period” will begin on January 1, 2019 (the “Commencement Date”) and will end on December 31, 2021 (the “Anniversary Date”). Notwithstanding the foregoing, (i) in the event of a Change of Control (as such term is defined in the Company’s form of Change of Control Severance Agreement filed with the Securities and Exchange Commission on March 9, 2015 (the “Change of Control Agreement”))2, or (ii) if Participant’s employment with the Company is terminated by the Company without Cause (as such term is defined in the Change of Control Agreement) other than during the Change of Control Period (as such term is defined in the Change of Control Agreement) (such termination, a “Qualifying Termination”), the Performance Period will be deemed to end upon the first to occur of the consummation of the Change of Control (the “Closing”) or the date of the Qualifying Termination (the “Termination Date”) and the treatment of the Award will be as set forth in this Agreement. The Anniversary Date, or if earlier, the Closing or the Termination Date, is referred to herein as the “Period End Date.”

Except as provided herein, if Participant ceases to be a Service Provider prior to the Period End Date for any reason, the Restricted Stock Units subject to the Award will terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units. Except as provided herein, any Restricted Stock Units subject to the Award that are not determined to be Eligible Restricted Stock Units (as defined below) as of the Period End Date will terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units. Further, time-based vesting is subject to Participant continuing to be a Service Provider through the applicable vesting date, subject to the vesting acceleration provisions set forth herein.

The number of Restricted Stock Units subject to the Award that will become eligible for time-based vesting (“Eligible Restricted Stock Units”) will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion within sixty (60) days following the Anniversary Date, or (i) in the event of a Change of Control, within thirty (30) days following the Signing Date (as defined below) but in any event prior to the Closing, or (ii) in the event of a Qualifying Termination, within thirty (30) days following the Termination Date (the date the Committee takes action to make such determination, the “Determination Date”)) and will depend upon (i) the Company’s Average Annual Customer Licensing Income Growth (“CAACLIG”) calculated as of the Period End Date as described herein and (ii) the TSR Goal as described herein.

[2]	NTD: Assumes individual has or will enter into this form agreement.

Company’s Average Annual Customer Licensing Income Growth Goal (“CAACLIG Goal”) - Performance Matrix

CAACLIG is expressed as a percentage and is calculated by taking the compound annual growth rate through the end of Fiscal Year 2021 calculated as follows:

•	CAACLIG = (EV / BV)1 / n - 1 where

EV = Fiscal Year 2021 Customer Licensing Income (“CLI”), except in connection with a Change of Control or a Qualifying Termination, in which case it will be the CLI for the most recently completed four quarters ending with and including the most recently completed fiscal quarter of the Company prior to (i) in the case of a Change of Control, the date of execution of the definitive agreement to which the Change of Control becomes effective (the “Signing Date”), or (ii) in the case of a Qualifying Termination, the Termination Date.

BV = Fiscal Year 2018 CLI, but excluding any revenue associated with the Company’s lighting division (“RLD”).

n = Three, except with respect to a measurement in connection with a Change of Control, in which case it will be the number of completed fiscal quarters of the Company from January 1, 2019 through the most recently completed fiscal quarter of the Company prior to the Signing Date divided by four. For purposes of clarification, in the event of a measurement in connection with a Qualifying Termination, “n” will equal three.

For purposes of calculating CAACLIG, results will be expressed to the nearest tenth, with amounts rounded up to the nearest whole tenth.

In the event of a Change of Control, the Performance Period will be shortened and the CAACLIG for the Fiscal Year in which the Change of Control occurs will be measured as of the Signing Date (the “Shortened Year”). For purposes of clarification, in the event a definitive agreement to which a Change of Control would otherwise become effective is executed, but the definitive agreement is later terminated and the transactions contemplated by the agreement are not consummated, then this Award will continue in effect in accordance with its terms without adjustment and Executive will not be entitled to any consideration under this Agreement as a result of the termination of the definitive agreement.

In the event of a Qualifying Termination, the Performance Period will be shortened and the CAACLIG will be measured as of the Termination Date.

For purposes of this Agreement, “CLI” is defined as the Company’s GAAP revenue as reported in the Statements of Operations in the Form 10-K filed with the Securities and Exchange Commission for the applicable Fiscal Year (the “Form 10-K”), or, in the event of a Shortened Year, as reported in the Form 10-K or Form 10-Q filed with the Securities and Exchange Commission, as applicable, for the fiscal quarter ending on the Signing Date, adjusted to include licensing billings for the same relevant period. For purposes of this Agreement, licensing billings is an operational metric that reflects amounts invoiced to the Company’s patent and technology licensing customers during the applicable period.

CAACLIG Goal – CAACLIG Eligible Restricted Stock Unit Calculation

Level*	CAACLIG Growth	Percentage of Target Number of Restricted Stock Units that Become CAACLIG Eligible Restricted Stock Units**	Number of CAACLIG Eligible Restricted Stock Units**
1	<5%	0%	0
2	5%	50%
3	10%	100%
4	16% or above	160%

*	The number of Restricted Stock Units that will become CAACLIG Eligible Restricted Stock Units shall be calculated linearly between the Levels.
**	Any partial Shares will be rounded down to the nearest whole Share and any fractional Shares will be forfeited for no consideration.

TSR Goal

Following the calculation of the number of CAACLIG Eligible Restricted Stock Units, the number of CAACLIG Eligible Restricted Stock Units will be adjusted based upon the TSR Goal to result in the final determination of the number of Eligible Restricted Stock Units.

The “Company’s Total Stockholder Return” means the annualized percentage increase or decrease in (A) the average adjusted closing price per share of the Company’s Common Stock during the thirty (30) trading day period ending on the Period End Date as compared to (B) the average adjusted closing price per share of the Company’s Common Stock during the thirty (30) trading day period ending on the Commencement Date, and adjusted for any cash dividends paid, and, for the avoidance of doubt, adjusted to reflect any stock splits, adjustments, or similar corporate transactions as determined by the Administrator.

Notwithstanding the foregoing, in the event of a Change of Control, the “Company’s Total Stockholder Return” means the annualized percentage increase or decrease in (A) the per share value of the Company’s Common Stock payable to its stockholders in connection with the Change of Control as compared to (B) the average adjusted closing price per share of the Company’s Common Stock during the thirty (30) trading day period ending on the Commencement Date, and adjusted for any cash dividends paid, and, for the avoidance of doubt, adjusted to reflect any stock splits, adjustments, or similar corporate transactions as determined by the Administrator.

The “Total Stockholder Return” for each Benchmark Company means the annualized percentage increase or decrease of (A) the average adjusted closing price per share of each company listed on Exhibit B (each, a “Benchmark Company” and together, the “Benchmark Companies”) as of the Commencement Date during the thirty (30) trading day period ending on the Period End Date as compared to (B) the average adjusted closing price per share of each Benchmark Company during the thirty (30) trading day period ending on the Commencement Date, and adjusted for any cash dividends paid, and, for the avoidance of doubt, adjusted to reflect any stock splits, adjustments, or similar corporate transactions as determined by the Administrator.

Please see Exhibit B for (i) a complete listing of the Benchmark Companies as of the Commencement Date, and (ii) information relating to changes to the Benchmark Companies during the Performance Period.

As of the Period End Date, the Company’s Total Stockholder Return and the Total Stockholder Return for each Benchmark Company will be determined. Following such determination, each of the Benchmark Companies will be listed based on their respective Total Stockholder Return in order of largest to smallest and the Company will also be included in this ordered list based on the Company’s Total Stockholder Return (together, the “Ranking Group”). If the Company is listed in the top 1/3 of the Ranking Group, the number of CAACLIG Eligible Restricted Stock Units will be multiplied by 125% and that result will become the number of Eligible Restricted Stock Units. If the Company is listed in the middle 1/3 of the Ranking Group, the number of CAACLIG Eligible Restricted Stock Units that become Eligible Restricted Stock Units will not change (that is, the number of CAACLIG Eligible Restricted Stock Units will equal the number of Eligible Restricted Stock Units). If the Company is listed in the bottom 1/3 of the Ranking Group, the number of CAACLIG Eligible Restricted Stock Units will be multiplied by 75% and that result will become the number of Eligible Restricted Stock Units.

Any partial shares of Common Stock will be rounded down to the nearest whole share and any fractional shares will be forfeited for no consideration.

In no event may more than 100% of the Maximum Number of Restricted Stock Units (including Restricted Stock Units that become Eligible Restricted Stock Units as a result of the TSR Goal) become Eligible Restricted Stock Units.

Time-Based Vesting

Eligible Restricted Stock Units will be scheduled to vest on the Period End Date (or the first trading day thereafter, if such date falls on a non-trading day), subject to Participant continuing to remain a Service Provider through that date, except in the event of a (i) Change in Control, or (ii) a Qualifying Termination, in either event, that occurs prior to the Anniversary Date, in which case vesting will occur as set forth in the next two paragraphs.

In the event of a Change in Control that occurs prior to (1) the Anniversary Date and (2) a Qualifying Termination, the number of Eligible Restricted Stock Units that will vest immediately prior to the Closing will be pro-rated by multiplying the calculated number of Eligible Restricted Stock Units by a fraction with a numerator equal to the number of completed calendar months that have elapsed between January 1, 2019 and the Closing and a denominator equal to thirty-six (36), subject to Participant continuing to remain a Service Provider through the Closing (the Period End Date, the Closing, or the Termination Date, as applicable, the “Vesting Date”). The remaining Eligible Restricted Stock Units will be scheduled to vest on December 31 of each remaining year (or the first trading day thereafter, if such date falls on a non-trading day) in the original Performance Period had the Change in Control not occurred as if one-third (1/3rd) of the Eligible Restricted Stock Units had vested, if applicable, and will vest on December 31 of 2019, 2020, and 2021 (or the first trading day thereafter, if the applicable date falls on a non-trading day), subject to Participant continuing to remain a Service Provider through each applicable vesting date. By way of example only, assume a Change in Control occurs on July 1, 2020. Fifty percent (50%) of the Eligible Restricted Stock Units would vest immediately prior to the Closing, one-sixth (1/6th) of the Eligible Restricted Stock Units would vest on December 31, 2020, and one-third (1/3rd) of the Eligible Restricted Stock Units would vest on December 31, 2021, subject to Participant continuing to remain a Service Provider through each applicable vesting date (or the first trading day thereafter, if the applicable date falls on a non-trading day). For purposes of further clarification, the acceleration provisions set forth in Section 3(a) of the Change of Control Agreement will apply to the Award following a Change in Control.

Non-Change in Control Qualifying Termination

In the event of a Qualifying Termination that occurs prior to the Anniversary Date or the Closing, and subject to Participant satisfying the requirements of Section 4 of the Change of Control Agreement (including the execution and non-revocation of a release of claims), the number of Eligible Restricted Stock Units that will vest upon the Qualifying Termination (or the first trading day thereafter, if such date falls on a non-trading day) will be pro-rated by multiplying the calculated number of Eligible Restricted Stock Units by a fraction with a numerator equal to the number of completed calendar months that have elapsed between January 1, 2019 and the Termination Date plus twelve (12); provided, however, that the numerator cannot exceed thirty-six (36), and a denominator equal to thirty-six (36). By way of example only, assume a Qualifying Termination occurs on July 1, 2020. Upon the Qualifying Termination, the number of pro-rated Eligible Restricted Stock Units that will vest will be determined as if thirty (30) calendar months had elapsed, such that 5/6th of the Eligible Restricted Stock Units will vest upon the Qualifying Termination (or the first trading day thereafter, if such date falls on a non-trading day), subject to satisfying the terms of the Agreement.

Change in Control Qualifying Termination

If the Company terminates Participant’s employment with the Company without Cause, or if Participant resigns from such employment for Good Reason (as such term is defined in the Change of Control Agreement) prior to a Change in Control (and during the Change of Control Period), then any unvested portion of the Restricted Stock Units will remain outstanding for three (3) months or the occurrence of a Change in Control (whichever is earlier) so that the determination of the number of Eligible Restricted Stock Units can be recalculated in accordance with the terms of this Agreement and any additional acceleration benefits can be provided in accordance with the terms and conditions of this Agreement and the Change of Control Agreement. If a Change in Control does occur during the three (3) month period, then the CAACLIG Goal and the TSR Goal will each be measured as set forth in this Agreement in connection with a Change of Control to determine the number of Restricted Stock Units that become Eligible Restricted Stock Units and 100% of those Eligible Restricted Stock Units will vest immediately prior to the Closing, subject to Participant satisfying the requirements of Section 4 of the Change of Control Agreement. If no Change in Control occurs within three (3) months following Participant’s termination, any Restricted Stock Units subject to the Award that had not previously been determined to be Eligible Restricted Stock Units (as set forth above under Non-Change in Control Qualifying Termination) will terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units.

Subject to the provisions of the Agreement, in the event Participant ceases to be a Service Provider for any or no reason before the Vesting Date, the Eligible Restricted Stock Units and Participant’s right to acquire Shares thereunder will immediately terminate and such Eligible Restricted Stock Units will immediately be forfeited and cancelled.

II.	AGREEMENT

A.	Grant.

The Company hereby grants to Participant under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in the Plan, the Notice of Grant, and this Agreement.

B.	Company’s Obligation to Pay.

Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section C, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

C.	Vesting Schedule.

Subject to Section D, the Restricted Stock Units awarded by this Agreement will vest in Participant according to the vesting schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date.

D.	Forfeiture upon Termination of Status as a Service Provider.

Subject to the provisions of the Agreement, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder. The date on which Participant ceases to be a Service Provider shall not be extended by any notice of termination period or non-working garden leave established under the local law (including, but not limited to statutory law, regulatory law, and/or common law) in the jurisdiction in which Participant resides or under the terms of Participant’s employment agreement, if any; such date will be considered the last date Participant is providing active services. The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Award (including whether Participant may still be considered to be providing services while on an approved leave of absence).

E.	Payment after Vesting.

Any Restricted Stock Units that vest in accordance with Section C will be paid to Participant (or, in the event of Participant’s death, to his or her estate (or legal representative for Participants outside of the U.S.)) in whole Shares, subject to Participant satisfying any applicable Tax-Related Items withholding obligations (as defined in Section G below).

F.	Payments after Death.

Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary (or legal representative for Participants outside of the U.S.) survives Participant, the administrator, executor or legal representative of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

G.	Withholding of Taxes.

1.    Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

2.    Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company or its respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the Restricted Stock Units. In the event that such withholding in Shares is problematic under the applicable tax or securities laws or has materially adverse accounting consequences, by Participant’s acceptance of the Restricted Stock Units, he or she authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on Participant’s behalf a whole number of Shares from those Shares issuable to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Notwithstanding the foregoing, in the event of a Change in Control where the Award is assumed in accordance with Section 14(c) of the Plan, the obligations with regard to all Tax-Related Items will be satisfied solely through the withholding of Shares to be issued upon settlement of the Restricted Stock Units.

3.    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

4.    Participant agrees to pay the Company, including through withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds from the sales of the Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

H.	Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:

1.    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

2.    the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

3.    all decisions with respect to the future Awards or other grants, if any, will be at the sole discretion of the Company;

4.    the Award grant and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or affiliate of the Company;

5.    Participant is voluntarily participating in the Plan;

6.    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same are not intended to replace any pension rights or compensation;

7.    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

8.    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

9.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment law in the jurisdiction where Participant is employed or the terms of his or her employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, he or she irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and affiliates and the Employer from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

10.    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company not to be exchanged, cashed out or substituted for, in connection with any Change in Control or other corporate transaction affecting the Shares of the Company; and

11.    the following provisions apply if Participant is providing services outside the United States:

(a)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;

(b)    Participant acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement;

12.    the Restricted Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

I.	No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

J.	Data Privacy Notice and Consent.

1.    Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award of Restricted Stock Units materials by and among, as applicable, the Employer, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

2.    Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Unit or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

3.    Participant understands that Data will be transferred to E*Trade Financial, Inc. or to any other third party assisting in the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands, however, that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact Participant’s local human resources representative.

K.	Rights as Stockholder.

Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

L.	No Effect on Service.

Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section C hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with Participant’s right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant’s status as a Service Provider at any time, with or without cause.

M.	Address for Notices.

Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089, or at such other address as the Company may hereafter designate in writing.

N.	Grant is Not Transferable.

Except to the limited extent provided in Section F, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

O.	Binding Agreement.

Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

P.	Compliance with Law.

Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Q.	Plan Governs.

This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

R.	Administrator Authority.

The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

S.	Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

T.	Captions.

Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

U.	Agreement Severable.

In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on the remaining provisions of this Agreement.

V.	Modifications to the Agreement.

This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock Units.

W.	Governing Law and Venue.

The Award grant and the provisions of this Agreement shall be governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

X.	Language.

If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Y.	Exhibit A.

Notwithstanding any provisions in this Agreement, the Award grant shall be subject to any special terms and conditions set forth in Exhibit A of this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Agreement.

Z.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

AA.	Waiver.

Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant of any other Participant.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, both of which are made a part of this document.

PARTICIPANT	RAMBUS INC.

Signature	By

Print Name	Title

* * * * *

Exhibit A

FOR NON-U.S. PARTICIPANTS

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Exhibit A includes additional terms and conditions that govern the Award of Restricted Stock Units to Participant if he or she resides in one of the countries listed herein. This Exhibit A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and the Plan.

This Exhibit A also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Restricted Stock Units or sell the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently residing or transfers employment after the grant date, the information contained herein may not be applicable to Participant.

* * * * *

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

additional terms for participants in

ALL COUNTRIES

Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to Participant’s personal advisor on this matter.

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

additional terms for participants in

CANADA

Terms and Conditions

Payment after Vesting. The following provision supplements the “Payment after Vesting” section of the Agreement:

The discretion to settle the Restricted Stock Units in cash as described in Section 8 of the Plan is not applicable to Restricted Stock Units granted to Participants in Canada.

The following provisions apply if Participant is in Quebec:

Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention [“Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy Notice and Consent. The following provision supplements the “Data Privacy Notice and Consent” section of the Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Participant further authorizes the Company, the Employer, any Subsidiary or affiliate and the Company’s designated broker/third party administrator for the Plan (or such other stock plan service provider that may be selected by the Company to assist with the implementation, administration and management of the Plan) to disclose and discuss such information with their advisors. Participant also authorizes the Company, the Employer and/or any Subsidiary or affiliate to record such information and to keep such information in Participant’s employment file.

Notifications

Securities Law Notification. Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select Market.

Foreign Asset / Account Reporting Notification. Foreign property, including Shares and rights to receive Shares (e.g., Restricted Stock Units), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds CAD 100,000 at any time during the year. Thus, Restricted Stock Units must be reported - generally at a nil cost - if the CAD 100,000 cost threshold is exceeded because of other foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares.

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

additional terms for participants in

FRANCE

Terms and Conditions

Language Consent. By accepting the Award grant, Participant confirms having read and understood the Plan and Agreement which were provided in the English language. Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset / Account Reporting Notification. If Participant holds Shares outside of France or maintains a foreign bank account, Participant is required to report such to the French tax authorities when filing his or her annual tax return. Severe penalties may applicable for any failure to comply with this reporting obligation.

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

additional terms for participants in

INDIA

Notifications

Exchange Control Notification. Participant understands that if resident in India, he or she must repatriate the proceeds from the sale of Shares acquired under the Plan while Participant was resident in India to India within 90 days of receipt. Participant must also obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset / Account Reporting Notification. Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares held outside India and possibly including Restricted Stock Units) in Participant’s annual tax return. Participant is responsible for complying with this reporting obligation and is advised to confer with his or her personal legal advisor in this regard.

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

additional terms for participants in

JAPAN

Notifications

Exchange Control Notification. If Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of Shares.

Foreign Asset / Account Reporting Notification. Participant is required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. Participant is responsible for complying with this reporting obligation and is advised to consult with his or her personal tax advisor in this regard.

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

additional terms for participants in

KOREA

Notifications

Exchange Control Notification. If the Participant receives US$500,000 or more from the sale of Shares in a single transaction, Korean exchange control laws require the Participant to repatriate the proceeds to Korea within 18 months of the sale.

Foreign Asset / Account Reporting Notification. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) based in foreign countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). Participant should consult with his or her personal tax advisor for additional information about this reporting obligation, including whether or not there is an applicable inter-governmental agreement between Korea and the U.S. (or any other country where Participant may hold any Shares or cash acquired in connection with the Plan).

RAMBUS INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

additional terms for participants in

TAIWAN

Notifications

Exchange Control Notification. Participant may remit and acquire foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the bank involved in the transaction. Participant should consult his or her personal legal advisor prior to taking any action with respect to remittance of proceeds from the sale of Shares into or out of Taiwan, as Participant is responsible for complying with all exchange control laws in Taiwan.

* * * * *

Exhibit B

Benchmark Companies

Bottomline Technologies	Lattice Semiconductor Corporation	Semtech Corporation
Dolby Laboratories	M/A-Com Technology Solutions	Silicon Laboratories Inc.
Inphi Corporation	MaxLinear, Inc.	Tessera Technologies
Integrated Device Technology, Inc.	Monolithic Power Systems	Universal Display Corp.
InterDigital, Inc.	Power Integrations Inc.

The following will govern changes during the Performance Period to the companies listed as the Benchmark Companies:

1.

If a Benchmark Company is acquired or merges with another company, and the acquiring or merged company (the “successor company”) is not a Benchmark Company, then the performance (relative Total Stockholder Return) for the acquired company will be calculated through the transaction date and that value would then be used for purposes of ranking that company’s performance at the end of the Performance Period; however, if the successor company is a Benchmark Company, the successor company will be substituted into the Ranking Group as of the date of the transaction with the old company being removed entirely from the Benchmark Companies.

2.	If a company stops trading publicly due to being delisted or goes bankrupt, the company will remain in the Ranking Group at the bottom of the Ranking Group.

3.

If a company in the Benchmark Companies spins off a subsidiary, the spin-off company will not be included in the Benchmark Companies, but the continuing (parent) company shall remain in the Benchmark Companies with the Total Stockholder Return adjusted for the spin-off.